SUPPLEMENT
(To Prospectus Supplement dated January 30, 2007
to Prospectus dated November 13, 2006)

$488,231,100 (Approximate)
STRUCTURED ADJUSTABLE RATE MORTGAGE LOAN TRUST
Mortgage Pass-Through Certificates, Series 2007-1

Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated January 30, 2007 (the ‘‘Prospectus Supplement’’), the definition of “Pool 1 Overcollateralization Floor” on page S-138 of the Prospectus Supplement is hereby deleted and replaced with “An amount equal to 0.35% of the Pool Balance for Pool 1 as of the Cut-off Date.”

All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.
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The date of this Supplement is February 13, 2007.